EXHIBIT 23.2





                      ACCOUNTANTS' CONSENT




The Board of Directors
Valmont Industries, Inc.


We consent to incorporation by reference in this Registration Statement on Form S-8 of Valmont Industries, Inc. of our report dated February 16, 1996 relating to the consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows and all related consolidated financial statement schedules for each of the years in the three-year period ended December 30, 1995.

Our report refers to the Company's adoption of Financial
Accounting Standards No. 109, Accounting for Income Taxes, in fiscal 1993.




                                        KPMG PEAT MARWICK LLP

                                        /s/ KPMG Peat Marwick LLP

Omaha, Nebraska
April 23, 1996